CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

May 8, 2013

5:00 p.m. ET

Operator:	Good evening. My name is Crystal and I will be your conference operator today. At this time, I would like to welcome everyone to the CPS Technologies Corporation first quarter 2013 conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Ralph Norwood, you may begin your conference.

Ralph Norwood: Thank you, operator. Good afternoon. Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and should be considered as subject to the many uncertainties that exist in CPS's operations and environment. These uncertainties include economic conditions, market demands, and competitive factors. Such factors could cause actual results to differ materially from those in any forward-looking statement.

Now, to the results from the first quarter. Our revenues for the quarter totaled 5 million – $5 million; up 42 percent from the $3.6 million earned in the first quarter of 2012. For perspective, on a sequential basis, revenues were up 20 percent from the fourth quarter of 2012, and represent a 50 percent increase when compared with the third quarter of 2012. So the story for this quarter is the rebound back to the $5 million revenue level. And Grant will discuss this improvement in some detail later in the call.

As a result of the significant increase in sales, and the absence of additional cost incurred last year in an outside finishing operation, gross margin increased to 18 percent of revenues in the quarter. This compares with a negative 1 percent of margin realized in the first quarter of 2012. Selling, general, and administrative expenses in the quarter were up 11 percent, compared with the same quarter last year, due in large part to an increase in sales commissions associated with the increase in sales.

As a result of this sales increase, and the absence of the additional finishing cost, we were able to generate a small operating profit for the quarter. This compares with an operating loss of $843,000 experienced in the first quarter of 2012.

Turning now to the balance sheet, our day sales outstanding – or DSOs – increased to 74 days in the quarter, compared with 63 days at the end of the first quarter of 2012. This increase was largely due to the fact that sales accelerated during the quarter, and does not reflect an increase in past-due accounts.

Inventories were down significantly in the quarter to $2.1 million, a 40 percent reduction from a year ago, and represents the lowest level in nearly two years. We had built inventories in late 2011 to meet a major customer's forecast as prescribed in our agreement with them. However, actual demand fell significantly short of their projections, and it was not until the past two quarters we were able to bring inventories back in line.

The net book value of fixed assets was up slightly versus year-end 2012, as our capital expenditures for the quarter approximated our depreciation expense.

Payables and accruals in total were up significantly versus both last year's first quarter and year-end 2012. This was primarily due to the increase in our business, and does not reflect a change in our payment terms or pattern of payments.

Finally, despite $1 million – actually, a greater than $1 million increase in receivables, we were able to limit the use of our cash to $100,000 in the quarter, as our net cash moved from a negative $200,000 at year end to a negative $300,000. Net cash is simply cash minus bank borrowings.

At the end of the quarter, our current ratio remains strong at 2.0 and our debt to equity was 0.5.

At this point, I'd like to turn the call over to Grant, who will offer his comments on our results for the quarter and our future outlook.

Grant Bennett: Thank you, Ralph. And thanks to all of you for joining us. In our last several conference calls, we've really focused primarily on our current business and on the near-term. I'd like to touch on the near-term, but then spend a little time on this call on longer-term opportunities as well.

First, some comments on the very near-term. During the first quarter of this year, we continued to experience a rebound in demand which had begun in the fourth quarter of last year. Demand for AlSiC base plates used in traction applications, namely trains, which had been depressed for about a year and a half as a result of the economic uncertainty in Europe and the high-speed train crash in China in 2011 – that demand has, as of this quarter, now returned to the previous levels and this increase in demand has been one of the two primary drivers of our return to profitability.

The demand from our largest customer for AlSiC baseplates used in hybrid vehicles also increased significantly in the first quarter. This demand is now running at a rate which is much closer to the forecasts which this customer provided to us last year. Our customer has also had some important design wins for the systems that incorporate our products, and by that I mean, some new hybrid automobile models will use the sub-systems, which is increasing demand.

These two markets – the traction market and the hybrid electric vehicle market – are our two largest markets currently and we monitor them closely. We reported over the last several quarters that there was just tremendous uncertainty. We feel like we have a better visibility into what's going on in these markets and in particular, looking ahead in Q2 and Q3. That outlook shows demand continuing generally at the level that we saw in the first quarter. There is some potential upside in the near-term, but we've also learned realistically that there's potential downside as well. But in short, we have dug into the demand, and we have a higher level of confidence that the demand we've experienced, at a minimum, will continue.

As you know, we are nearing the end of our four-year contract with the Army Research Laboratory for development of metal matrix composite armor. ARL – the Army Research Laboratory – is very pleased with our work. And we also are very pleased and very confident that we have superior and low-cost solutions for certain lightweight armor applications--primarily certain vehicle armor applications. Although we are engaged in discussions with ARL and with an entity called TACOM – another entity within the Army for follow-on programs – realistically, we expect both R&D funding and any possible purchases of armor itself to be depressed in the very short-term, due to sequestration, due to the ending of the Afghan and Iraq wars, and due to the general downward pressure on military spending. I'll come back and talk a little bit about this area in the long-term.

So with that background, the short summary is that demand has returned in traction and that demand is now equalling what our customers have been forecasting in the hybrid electric vehicle area. Let me switch to talk more about our long-term opportunities.

In the traction area, according to a recent CNN report, China is projected to spend $300 billion to nearly triple its high-speed rail system to cover over 15,000 miles by the year 2020. This Chinese rail build-out, today, generates significant demand for all of our traction customers and will generate increasing demand as this build-out occurs. Obviously, you first build miles or kilometers of rail and then you build the rail cars themselves, which is what uses our product.

The very same product that we're selling into this marketplace is finding new applications. These same modules, called IGBT modules, or motor control modules, are used in wind turbines. They are also increasingly being used in the electrical grid for stepping up or stepping down current. And this is a new application for a current product. You hear a lot about smart grid upgrades--as we better understand what's happening here--we see the grid as being a major new market for our IGBT baseplates.

Let me comment on the hybrid vehicle and the electric vehicle market. As we look at the picture globally, some of the statistics are very encouraging to us. Toyota recently indicated that in Europe, the sales of Toyota and Lexus brand hybrid vehicles were up 80 percent in the first quarter of 2013 compared to 2012.

There's a research entity called Navigant Research that has dug into – is digging into making some projections for electric vehicle sales in Europe. And even though electric vehicle sales capture significantly less than 1 percent of vehicle sales currently in Europe, they are projected by the end of the decade to capture about 4 percent of vehicle sales which is an annual growth rate of about 40 percent. Obviously starting from a tiny base, but for us that's a very impressive growth rate. And we are indeed already in more than one all-electric vehicle in Europe, in addition to the hybrid vehicles that we're in.

Tesla has become a little bit of a darling in the media recently, with over a 50 percent increase in stock price so far this year, and a market cap of over $6 billion. Our baseplate is not used in Tesla; we'd like to change that in new models. But nonetheless, their success and the growth that we've talked about in Toyota and Lexus are strong indicators that there's a very exciting opportunity for us long-term in hybrid electric and electric vehicles.

I commented that our specific project with the ARL is coming to a close. One of the reasons that we have been very bullish about this area is we see a very significant opportunity in vehicle armor itself. But the development we've been doing, we believed that there would be, and we are now certain, that there will be many important spin-offs. And one area that we're very excited about – still very much related to – primarily, to military applications, is blast protection. In addition to ballistic protection, blast protection is very important. And we have some very positive results in a number of potential applications, where our blast protection products could be used.

We have also been – we've alluded to this in the last couple of conference calls – much more active in taking some of the capabilities coming primarily out of the armor development program, and looking for new market applications in whole new areas. Let me just cite one example that's very exciting to us. Earlier this month, we participated in an invitation-only show in Texas, sponsored by several of the major oil and gas companies.

Our personnel at the show indicated that it was the busiest show they had ever attended in terms of inquiries. And, although we haven't commented on it, we've been active in some product development activities in the oil and gas area for a while. Coming out of the recent interactions we've had, we are very excited about several product opportunities that have enormous growth potential for the use of metal matrix composites in the oil and gas area. In particular, in fracking, there are some needs that we are quite confident we can meet.

In summary, in the short-term, we've rebounded from a difficult 2012 and our near-term outlook is favorable, and from our perspective, reasonably stable. Longer term, we are indeed excited and confident that we are participating in markets that are growing significantly. Cncurrently, we are developing products in new markets where demand can be very significant.

Let me stop there, and we would welcome any questions you have.

Operator:	Sure. At this time, I would like to remind everyone, in order to ask a question, please press star one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Again, that's star one to ask a question or make a comment.

Your first question comes from the line of Fred Milligan.

Fred Milligan: Good show, guys.

Grant Bennett: Thank you, Fred.

Fred Milligan: Yes, you and the Red Sox. Long-term stuff you talked about – for example the grid, or the wind turbine, or the oil and gas business – is it going on currently?

Grant Bennett: Certainly. Well, the answer is that it's happening right now and by that, I mean, although I don't have a percentage off the top of my head, I would say that between about 5 percent of the products that we are currently shipping that we call traction, actually end up in wind turbines. And that will increase. We talked about the grid this is an area where we are right at the beginning; but there is almost no technological uncertainty. In other words, the modules are proven in other applications; we expect that demand will increase quite quickly.

On the oil and gas side, I mentioned that we have had some products that we've been developing for a while and we're in field testing in a couple of products that could generate meaningful demand, before the year's out but certainly next year.

So it's happening quite quickly. The armor – pardon? Go ahead.

Fred Milligan: What is the advantage, in the oil and gas business, to the drillers in using your equipment?

Grant Bennett: There are several different applications, and it varies by application. But let me just say that in hydraulic fracturing – or fracking – this is, of course, a simplistic, top-line view – you drill, and then you need to inject a liquid under tremendous pressure. You've got to put equipment in that hole that will ensure that the pressure is applied, and prevent the hydraulic fluid from coming back out the hole. There are a number of specific components that would be used in the equipment that is installed in the well itself.

Another example is, in more conventional oil and gas exploration, there's a need to cut pipe. And all of the big service companies have been looking at using ceramics for those applications. And they just haven't been able to get the ceramics in a form factor that really meets the needs. We think that we can do that, relying on some of the intellectual property we have coming out of our armor R&D.

Fred Milligan: Is anybody else doing any of this? Any competition?

Grant Bennett: Well, there's always competition. But the excitement of some of these oil and gas services companies at discovering us was palpable. I think we do have some unique IP that could be very compelling.

Operator:	And your next question comes from the line of Donald Mercier.

Donald Mercier: Hi, Grant, this is Don Mercier, your neighbor.

Grant Bennett: Hi, Don. Thanks for joining us.

Donald Mercier: I'm sitting here at my desk, and I can see your house from here.

Grant Bennett: We have a great neighbor, by the way. That's you.

Donald Mercier: On the grid, we all know the grid is in big trouble. Is there going to be a substantial expansion using these products for the grid – I guess, in the switching systems? Is that where we're going to?

Grant Bennett: Yes. What we refer to as an IGBT module is a solid state device which can convert current from AC to DC, or vice versa; and it can efficiently step down, or step up the voltage. This category of semiconductors is fairly recent as it’s only been around for, in total, maybe 20 years. And they've been improved to the point where they can handle very high voltage. So trains, for example, the bullet train in Japan and the TGV in Europe run at 6,000 volts.

Anyway, what's happened is that the IC technology itself has reached a point where these modules are increasingly being used in place of more traditional approaches, because they're simply more efficient, there's less loss, and they're more cost effective. We see that as a real growth opportunity.

Donald Mercier: As you know, a lot of us have been with you for a long time.

Grant Bennett: Yes, yes. It's true. It's true.

Donald Mercier: My concern – I don't watch it every day – but – (inaudible) competition of why this company has not grown, shall we say, like some of these other – what do they call these? Companies have grown – like Microsoft. How come you haven't done like Microsoft?

Grant Bennett: If I truly knew the answer to that question, we would've grown like Microsoft.

Donald Mercier: I wonder if there's a lot of physical activities in your area – if having somebody that understands the physics a lot, and being able to sell and demonstrate, would it help expand the uses and get the word out on the quality of your products, and what's going on?

Grant Bennett: We are a so-called advanced material company. By definition, we will always be more expensive than aluminum, for example, because we combine aluminum and silicon carbide. But we have very different properties. We are finding that as our own manufacturing costs decline, new applications open up and we expect that will continue to occur.

Donald Mercier: One of the things I see in a lot of products as I deal with, and we see in our consumer products to, is the fact that the salesmen have to know really what they're doing. And I understand people buying some of the products or doing some of the services that yours does, and it costs more to do it-- it behooves the person to tell the salesman to explain to them why they should be using your product in the long run.

Grant Bennett: It's very true. Our product is still – in every case, it's still what we call a very technical sale. And we have Bachelor level, Masters level, PhD level personnel very much involved, particularly with a new customer. There's a fairly extensive qualification cycle.

Donald Mercier: But then you have to add that with their ability to sell. I think that's why we lose a lot of our good consumer products, because the people out there on the floors don't understand that, hey, spend another $10 here, you're going to get this and it's going to work on your system a lot better. And I think that probably happens in a lot of products, and yours being one of them, is I believe that you have probably a superior product but it's not as cheap as some of the competitors. And people (inaudible) the accountants. As an example, I've heard the engineers build cars and design them but the accountants are the one that bills them because they're taking all the parts out of them.

Grant Bennett: I think there's some truth to that.

Donald Mercier: And I think that some of the products that you have may be in the same category. People coming up and saying, "Oh, we can buy this other thing over here; it looks just like it." And it may look like it, but it doesn't perform like it.

Grant Bennett: Yes. In the hybrid vehicle area, we have had much more success in Europe than we have in the U.S. And of course, Europe – the European higher-end, higher-reliability, longer-life – the cars generally are used longer than in the U.S. And so that to a certain extent, I think that's part of the reason why we've been more successful there. But nonetheless, we are confident and we are working with a number, not just one, but a number of U.S. tier-one and auto companies in the hybrid area. And we believe we'll be successful at those companies as well.

Donald Mercier: As part of the cost increase – I tried to get an answer from a mutual friend here in town, that has a business degree from Harvard. But if you go to an item like yours that costs, let's say $10 more – and they always add percentages to this so by the time it gets in the car, it's $2,000 more. And that's why the car doesn't sell, rather than just passing the basic cost through a $10 item interest, and all the carrying cost, and that maybe should go up to $15 but not these ultra-high figures when they use percentages. I wonder if that may be what the difference is between the United States and Europe also – how they mark their pricing.

Grant Bennett: It could be. It could be.

Donald Mercier: Because we all go down the street, and they talk – oh, you buy this hanger here and steel (inaudible) brass at $6 which you and I know it's a joke. For several reason – the brass is easier to machine and the difference in cost in the actual base product is not those expanses (inaudible); in some areas, if they're trying to keep costs in line, I would think they would try to get away from those percentages. But I don't know if you have any control over that or not, in your selling some of these products through to these end users.

Grant Bennett: Obviously varies by product. Any other questions?

Operator:	Your next question comes from the line of David Birnie.

David Birnie: Hey, Grant, Ralph.

Grant Bennett: Hi.

David Birnie: How you doing?

Grant Bennett: Doing well.

David Birnie: First of all, I'd just like to say, very encouraging numbers today. So I hope we can build on that in the next couple years or whatever. Looks good. The other thing – question I had was in the last conference call, Grant, you talked about some in-roads that you were making in the Japanese market. And I just – can you talk about that a little bit more?

Grant Bennett: Sure. The clearest answer is we continue to make in-roads. And the Japanese are extremely thorough and methodical. Our VP of Marketing was there just two weeks ago, reviewing the progress in qualification. We have a lot of activity there. We have fairly small sales at the moment but we are projecting that it will increase.

David Birnie: Can you talk any about what markets you're looking at there?

Grant Bennett: Yes, the primary market we're looking at is traction. And the major motor control module manufacturers, about 40 percent of them, are in Europe and about 40 percent of them are in Japan. That is because that's where the major train markets have been historically. And the Europeans tend to be the technology leaders; and the Japanese tend to be a little more conservative. But we're making in-roads there.

David Birnie: OK. And the last – just very briefly, can you just talk about the European market in general, and what kind of feedback you're getting from customers in that area right now?

Grant Bennett: Sure, two comments: One is that everyone is saying that none of the crises have gone away but they have all abated. As we talk to our customers, they say Greece isn't going to drop out of the Eurozone tomorrow. Customers still say it's a possibility, but there seems to be a renewed view that the Europeans will work through their problems without major changes to the Eurozone. Now, who knows if that's correct or not. But from our perspective, there's a degree of stability there.

And then, what we see is that some companies are doing very well, and some companies are doing quite poorly. Even though the demand that we have experienced in the traction area, and in the hybrid vehicle area has obviously rebounded in total, as we look at our European customers, some are doing much better than others. So there's still variability in the demand.

David Birnie: OK, thank you.

Grant Bennett: Very good.

Operator:	Your next question is from Michael Epstein.

Michael Epstein: Nice quarter, guys. I just want to know your cash balance – how much you're spending on marketing? And do we have enough to finance increased receivables when hopefully the orders come about?

Ralph Norwood: Michael, this is Ralph. Good afternoon.

Michael Epstein: Hi, Ralph.

Ralph Norwood: As you noticed, in the past quarter, we went up over a million in receivables; and we only added $100,000, if you will, used in cash. So we have, outstanding at the end of the quarter, $600,000 with the bank. We have a bank agreement with Sovereign, which actually was just renewed this week for another year. It gives us ability to borrow up to $2 million if we need to.

In the coming quarter, I think if anything, we'll be cash positive – in the current quarter. So I think with the ability to grow with the bank – that there shouldn't be any impediment this year for our growth in marketing and receivables and we'll be able to finance that. And if it grows a lot more than that, frankly, that's going to be easy to finance down the road a well.

Michael Epstein: That's very encouraging. Grant, I guess, how much are we spending in marketing? I hear you're very – the enthusiasm of your results coming across. But I'm just curious – you think we're doing the right amount? And you think there's other areas – potential markets that we can enter?

Grant Bennett: We are increasing our expenditures in sales and marketing. Ralph commented that our SG&A expenses were up 11 percent. That's almost all sales expense, rather than general administrative expense. We have, for example, – for the first time – we've hired a consultant who's has some expertise in a particular area that we wanted to get up to speed on fairly quickly.

We are much more active in sales and marketing. Just in the last month, we've had teams at trade shows in London, in Houston, in – we've got a team right now in Taiwan. In fact, as we speak, we've got some folks at a major trade show in Long Beach. And we've got two – our VP of Sales and Quality Manager are in Taiwan and I'm heading on Saturday to Germany. We really do see opportunity for increased sales in the products that we're currently making. And we're stepping up our activity there. And we are concurrently stepping up our activity in exploring some of these new areas.

Ralph Norwood: And, Michael, just a couple more points on that. One of the reasons I was brought on board is so that Grant could get out of some of the administrative and financial responsibilities he had, and spend time more on strategy and with customers. And that's certainly happening. And in addition to that, this year, we've budgeted a 50 percent increase in our travel and entertainment, specifically to spend a lot more time with current and potential customers.

Michael Epstein: Just – is there any chance of getting some coverage in the media? Any chance of getting coverage in the financial publications, or something, that we can use for PR to our clients?

Ralph Norwood: We are very cognizant of the importance of getting our name out there. In large part, the more turnover we can have in the stock – all the stockholders benefit, and we benefit with that liquidity. So we are thinking strategically about how to do that in the best sort of way. And one of the best ways is to start with performance. And this is a beginning in that direction with our profitability this quarter.

But we're definitely thinking about that, and developing ways. I would say next year, Grant and I would be doing investor presentations. We're upticking our activity on our website with more blogs as we see that also as helpful both from a customer standpoint and an investor standpoint. So we resonate with what you say. And you can expect more activity and us being more aggressive in that area in the coming quarters.

Michael Epstein: Nice quarter, thank you. Looking forward to your next call.

Grant Bennett: Thanks very much.

Michael Epstein: Thank you.

Operator:	Your next question comes from the line of Dan Capozzo.

Dan Capozzo: Hey, good afternoon, guys.

Grant Bennett: Hi, Dan.

Dan Capozzo: Congratulations on a nice quarter.

Grant Bennett: Thank you.

Dan Capozzo: Just to your point, Ralph, it may also help to put out a press release on maybe a win, or talk about a product or an application; that always helps.

Ralph Norwood: Absolutely. Good suggestion.

Dan Capozzo: I wanted to ask a question about the oil and gas opportunity, Grant. How would you characterize the size of the components that you'd potentially be selling into that market, as it compares to the size of the components you're selling now?

Grant Bennett: Well, I'm deliberately not revealing too much information in order to fully abide by non-disclosure agreements. But we see more than one application that would be in a form factor, which is very similar to what we're currently making. We're talking about items that are three or four inches either in diameter or in circumference. And there's also another application where you're looking at something that would be four or five feet. And as you may know, we operate out of two facilities. Our main facility here in Norton is where our electronics manufacturing occurs and we have another facility nearby in Attleboro where the layout allows for the production of much larger pieces that individual operators can't lift so that they need to be moved around by larger handling equipment.

We think that the opportunities we're looking at – most will be similar in size to what we're currently making but some will be much, much larger.

Dan Capozzo: OK, great. Thank you.

Operator:	Your next question comes from the line of Clarence McGowan.

Clarence McGowan: Great long-term outlook, fellas; just terrific. My question is (inaudible) what I experienced with a one-product company, as the top line grows, the margins can grow much faster than any other type company, as the batches become bigger. Do you have any realistic goals of where you think those margins could go?

Ralph Norwood: Well, this is a matter of timeframe. But if you think over a few years, and of course this depends a lot on (mix) and applications, but I certainly think it can be north of 30.

Clarence McGowan: Is that 30 – three-oh? I'm sorry.

Ralph Norwood: Three-oh; north of 30 percent.

Clarence McGowan: Thank you. Thank you. (Inaudible)

Grant Bennett: Thank you.

Operator:	Your next question comes from the line of Wolf Scheck.

Wolf Scheck: Hi, good afternoon, gentlemen.

Grant Bennett: Hi, Wolf.

Wolf Scheck: Nice to speak with both of you, and congratulations on a very good quarter. And my compliments all to you, because for a very small company, which you are still, to have as long of a conference call as you've just gone through here, and have covered so much territory, it's quite an undertaking – quite profound, and very positive going forward for process.

With that in mind, I wanted to get back to something that we've spoken about often in the past, which was brought up toward the end of this call, is to find a way to get the story before people, and stop penalizing the company. Right now, stock quality trades – there's no bidding offer; you are penalizing yourselves, and us, the company – the entire company – and us as shareholders. And just comparing to what's going on on the street today with many companies, it looks like you're on the cusp now, finally, of getting to a higher level of growth. There are many companies that are selling at a much higher valuation in the marketplace with nothing.

So therefore, you're doing yourselves a disservice by not retaining somebody to assist you in that regard. And rather than to put it off until next year, Ralph, I think that you should really think about bringing in someone who can help in investor relations; get the story around before many more eyeballs and assist you in getting – providing a stock that will give you a currency that you can be able to do things going forward, without having to perhaps restrain yourself from time to time. So, you have any thoughts on that, about maybe accelerating your (floor) process in that regard?

Ralph Norwood: Sure, let me comment on that, Wolf. As we've talked about in the past, this past year, we felt we really made sense under the circumstances of an ugly environment, to hang in there and make sure we made internal improvements, and prepared ourselves for the growth phase.

Wolf Scheck: That's correct; that's fine.

Ralph Norwood: And it probably wasn't the best time to spend a lot on investor relations in light of our performance, frankly.

Wolf Scheck: That's a good comment; and it was a good call at that time. That's correct.

Ralph Norwood: Now, going forward, again, as you and I have discussed, a reason to be a public company is something that we have not taken advantage of. And we plan to take advantage of it. And you need to get lots of interest on the shareholder part – I absolutely agree with that. And I can assure you in the coming months, we're going to spend more time than we have recently developing a strategy to implement that and make sure we get a fair valuation. We don't want to get too far ahead of ourselves, but I agree with you that we need to get the stock turnover for the benefit of all the shareholders; and the company can do a lot when it has that currency.

Wolf Scheck: Just based on this call today, it just seems that you're on a different tangent and the world seems to be settling into more of a growth mode. You can see what's going on around the world, and even the beleaguered European continent. They are realizing that they may have to do more – less austerity and more incentives to get business going. So that's become sort of a worldwide phenomenon. And so times are much different now than they were a year ago, or a couple year ago. And right now, I'm looking at my screen – I'm in my office here – there's CPSH is $1, no bid, no offer, and no volume.

And so it's a big disservice, if you – based on what has taken place in the first quarter, and what has taken place on this conference call suggests very strongly that you're now ready for the next level of growth. And that should be – you should do that with dispatch, and not tarry about it, and try to get this thing going. So I hope you do think about that further, and take some action. Because it would be very beneficial to everybody and also will help you in business, if your people see your stock trade – your business – your clients – that helps you in closing deals.

Ralph Norwood: Absolutely agree directionally with everything you're saying, and -

Wolf Scheck: OK, well good luck. And keep up the good work, guys. Have a good trip to Germany, Grant. Bye-bye.

Grant Bennett: Thank you. Thanks very much.

Operator:	Your next question comes from the line of Irwin Gomberg.

Irwin Gomberg: (Good) afternoon. The oil and gas industry is just a huge, huge market. Could this double the size of the company in a few years, just from that market?

Grant Bennett: It could, it could, it absolutely could.

Irwin Gomberg: Right. And these products are currently in test phase, now?

Grant Bennett: Yes, yes.

Irwin Gomberg: Are they actually being used, or they're still all tests?

Grant Bennett: They're being – well, at least one is being field tested as we speak.

Ralph Norwood: You know, Irwin, these are uniquely designed by a customer to meet a need, as opposed to being products off the shelf. So the fact that we were in Houston recently exposed our potential to a number of companies who have problems that they think maybe we can solve. And that will evolve over the next number of months.

Irwin Gomberg: There was a big article about producing some upgraded tanks, and the government doesn't want them, but Congress does. It looks like that's going forward. Is there any chance that your armor may be used on some of those re-dos?

Grant Bennett: Yes, we've been following that debate very closely, because that is one of the specific applications that ARL focused us on, in the current contract. Heavy vehicle armor is an area where we think we have a real advantage. We are in discussions with everyone you've talked about. And that would be an area that we expect over time for some demand.

Irwin Gomberg: But the articles indicated that that project will go forward--they are going to keep those lines open, and upgrade those tanks.

Grant Bennett: Right, right. You're correct. And how many, and exactly when, and that kind of thing is very uncertain, but …

Irwin Gomberg: Well, they gave actually the production numbers.

Grant Bennett: Right, right. Although it's not yet law. But anyway, yes – we're closely tracking that.

Irwin Gomberg: All right. So if that tank's produced, will you be added? If the upgrade goes through?

Grant Bennett: As you know, the contracts that have been let have been to do the design and engineering for the upgrade. They're upgrading both electronics, and they're upgrading armor. The decisions haven't been made. We are in the mix in terms of what's being evaluated.

Irwin Gomberg: I see. The new hybrid wins – can you tell us any of the models those are going to be on?

Grant Bennett: One of the new design wins is a second Mercedes hybrid.

Irwin Gomberg: I see; so, high-end?

Grant Bennett: This one what I would call a mid-range – our first product in Mercedes was a very high-end and this is a mid-range car. So it's a higher volume.

Irwin Gomberg: Right, very good. And then is that being produced …

Grant Bennett: Again – you can buy it now in Europe.

Irwin Gomberg: I see. OK, well, thanks a lot. And keep up the good work.

Grant Bennett: Thank you.

Operator:	And there are no further questions at this time.

Grant Bennett: We thank you all for joining us, and thank you for your interest. And we look forward to speaking with you in three months. Thanks again, and good night.

Operator:	Thank you. This concludes today's conference call. You may now disconnect.

END